                                                    Exhibit 99.1

Edgewell Personal Care Company 1350 Timberlake Manor Parkway St. Louis, MO 63017
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces First Quarter Fiscal 2018 Results and Updates its Fiscal Year 2018 Financial Outlook

St. Louis - February 8, 2018 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its first fiscal quarter, which ended December 31, 2017.

Executive Summary

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Net sales on a reported basis were $468.3 million in the first quarter of fiscal 2018, a decrease of 3.4% when compared to the prior year quarter. Excluding the sales impact from the Bulldog acquisition, the Playtex gloves sale and the impact of currency fluctuations, organic net sales were down 5.2% for the quarter.

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GAAP Diluted Earnings Per Share ("EPS") were $0.12 for the first quarter, including a $0.21 gain from the Playtex gloves sale, net of tax, and a $0.29 charge related to the U.S. Tax Cuts and Jobs Act. Adjusted EPS were $0.20 for the first quarter, compared to $0.66 in the prior year quarter.

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Continued efforts to optimize the product portfolio toward higher growth opportunities by completing the sale of the Playtex gloves business and announcing intent to acquire Jack Black L.L.C., a leading U.S. men's prestige skincare company.

•	Repurchased 1.9 million shares in the quarter for $115.2 million, and the Board of Directors issued a new share repurchase authorization for up to 10 million shares.

•	Expanding cost savings initiatives to drive incremental savings and accelerate shift to growth opportunities.

•	Updated financial outlook for fiscal 2018.

The Company reports and forecasts results on a GAAP and Non-GAAP basis, and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See Non-GAAP Financial Measures for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

"Our results in the first quarter of fiscal 2018 were generally as expected, with declines in both sales and operating profit, as category and competitive pressures persisted, particularly in our Wet Shave segment," said David Hatfield, Edgewell's Chief Executive Officer, President and Chairman of the Board. “We also began launching significant innovation in Men's and Women's systems, Disposables and Sun Care, which we anticipate will help to offset the impact of category declines and the tough competitive environment over the remainder of the year. We are maintaining our full year outlook for organic net sales, driven by these innovations, and we are increasing our full year outlook for adjusted EPS, reflecting the impact of new tax rate assumptions."
Mr. Hatfield continued, "While we're optimistic about our product launches, our competitiveness, and the progress we're making in delivering substantial cost savings this year, over the longer term, we need to ensure that we have the flexibility, capabilities and financial resources needed to accelerate growth and shareholder value in a rapidly changing world. To address this, we are expanding and accelerating our existing productivity and Zero-Based-Spending ("ZBS") cost efforts to all aspects of our business and cost structure. We expect this to be a multi-year initiative that will yield meaningful benefits in fiscal 2019 and beyond."

Fiscal 1Q 2018 Operating Results (Unaudited)
Net sales were $468.3 million in the quarter, a decrease of 3.4% when compared to the prior year quarter. Excluding a $0.9 million decrease from the combined impact of the Bulldog acquisition and Playtex gloves sale and a $9.2 million positive impact from currency, organic net sales decreased 5.2%. Overall volumes decreased in the quarter, driven primarily by Wet Shave and Feminine Care in North America. Price mix was also unfavorable in Wet Shave, driven by increased promotional spend. Sun and Skin Care organic net sales grew 2.6% in the quarter, while our Infant/Other segment was flat versus the prior year.
Gross margin decreased 420 basis points to 42.8%, driven by lower sales volumes and unfavorable product mix, higher promotional activity in Wet Shave and Sun and Skin Care, and increased product costs. Higher product costs were primarily related to reduced production volumes in both Feminine Care and Sun and Skin Care compared to the prior year, increased transition costs related to our Wet Shave footprint changes, higher commodity costs, and unfavorable transactional currency. Several of these negative margin drivers were unique to this quarter, and as such, we expect gross margin to return to more historical levels over the remainder of the year.
Advertising and sales promotion expense ("A&P") was $49.0 million, or 10.5% of net sales, generally in line with prior year A&P of $50.6 million, or 10.4% of net sales. This quarter's A&P spend included the reinvestment of over $4 million in savings generated by our ZBS efforts, where we have centralized creative asset development for our global brands and moved to a value-based agency remuneration model.
Selling, general and administrative expense ("SG&A") was $97.2 million, or 20.8% of net sales, as compared to $93.8 million, or 19.3% of net sales, in the prior year quarter. SG&A as a percent of net sales increased 150 basis points, including a $1.5 million unfavorable currency impact. The $2 million operational increase in SG&A included a charge related to our ZBS savings initiative that we expect will yield future benefits, higher e-commerce investments, and executive severance charges.
Other (income) expense, net was $3.0 million of expense during the quarter as compared to income of $1.9 million in the prior year quarter, primarily reflecting a negative impact from foreign currency exchange contract gains and losses in the quarter and revaluation of nonfunctional currency balance sheet exposures. The sale of the Playtex gloves business was completed in October 2017, resulting in a pre-tax gain of $15.9 million.
Earnings before income taxes were $33.1 million during the quarter compared to $44.9 million in the prior year. Adjusted operating income decreased to $38.0 million in the quarter from $67.6 million in the prior year period, primarily driven by lower sales and gross margin.
The effective tax rate for the first quarter of fiscal 2018 was 79.8% as compared to 25.4% in the prior year quarter, and included a net charge of $16.2 million related to the U.S. Tax Cuts and Jobs Act (“the Tax Act”). This is comprised of a $97.2 million one-time transition tax on foreign earnings, offset by an $81 million benefit from the re-measurement of U.S. deferred tax assets and liabilities. The adjusted effective tax rate was 34.1%, as compared to the prior year adjusted rate of 26.3%. The current period rate was favorably impacted by the lower U.S. tax rate from the enactment of the Tax Act, offset by unfavorable tax adjustments, including the impact of the new share based payment guidance and changes to prior year provision estimates.
GAAP net earnings for the quarter were $6.7 million ($0.12 per share) compared to earnings of $33.5 million ($0.58 per share) in the first quarter of fiscal 2017. Adjusted net earnings in the quarter were $11.3 million ($0.20 per share), as compared to $38.4 million ($0.66 per share) in the prior year period.
Net cash used by operating activities was $21.0 million for the first quarter of fiscal 2018 compared to $51.9 million in the prior year. Due to the seasonality of the Company's business, primarily in Sun Care, the first fiscal quarter is typically the lowest operating cash flow quarter of the year.  The improvement in operating cash flow was driven by changes in working capital, primarily accounts receivable and inventory. In the first quarter of fiscal 2018, the Company completed share repurchases of approximately 1.9 million shares for $115.2 million.

Fiscal 1Q 2018 Operating Segment Results (Unaudited)
Following is a summary of first quarter results by segment.

Wet Shave (Men's Systems, Women's Systems, Disposables, Shave Preps)
Wet Shave net sales decreased $12.1 million, or 4.0% on a reported basis and 6.4% on an organic basis, compared to the prior year. The decline was primarily driven by lower volumes in North America Men's systems, and overall category declines. The volume decline in North America Men's systems largely reflects the impact of lost promotional presence in an unmeasured channel in the current quarter, compared to strong performance a year ago, when Men's systems organic net sales grew 28%. Women's systems were essentially flat in the quarter, but delivered 2% growth in North America. International Wet Shave organic net sales declined 2% in the quarter, driven by lower volumes in Europe and unfavorable price mix in Asia. Wet Shave segment profit decreased $17.3 million, or 24.0%, driven by lower volumes, unfavorable product mix, higher promotional spending, costs associated with manufacturing footprint changes, higher commodity costs, and unfavorable transactional currency.

Sun and Skin Care (Sun Care, Wipes, Bulldog)
Sun and Skin Care net sales increased $1.5 million, or 2.6%, both on a reported and organic basis, after excluding the impact of the Bulldog acquisition, the Playtex gloves sale and currency movements. North America organic net sales increased nearly 7%, driven by growth in Banana Boat and Bulldog men's skincare, offset in part by higher promotional support. International organic net sales decreased 2%, primarily driven by volume declines and increased promotional support in Asia. Sun and Skin Care segment profit decreased $6.9 million, due to increased promotional support and the impact of lower production volumes compared to a year ago, when aerosol production was first in-sourced at our Ormond Beach plant.

Feminine Care (Tampons, Pads, Liners)
Feminine Care net sales decreased $6.5 million, or 7.3%, driven by volume declines in tampons and pads related to prior period distribution losses. Liners showed slight growth, driven by Carefree. Feminine Care segment profit decreased $3.3 million, due to lower sales volumes and higher production costs compared to the prior year, when production volumes were higher in advance of the final consolidation of manufacturing into one plant.

All Other (Infant Care, all other brands)
All Other net sales increased $0.4 million, or 1.2%. Excluding the impact of currency movements, organic net sales were essentially flat for the quarter. Growth in Diaper Genie and Pet Care was mostly offset by declines in infant feeding products. All Other segment profit increased $0.3 million, or 4.3%.

Full Fiscal Year 2018 Financial Outlook
For fiscal 2018, organic net sales are expected to be down approximately 1%. Reported net sales are expected to be flat to up 1%, including an approximate 200 basis-point increase from favorable foreign currency translation effects and a 50 basis-point decrease from the Playtex gloves divestiture, net of acquisitions.
The Company's outlook for GAAP EPS for fiscal 2018 is now expected to be in the range of $3.80 to $4.00, including the charge related to the Tax Act and the gain related to the sale of the Playtex gloves business. The outlook for Adjusted EPS has increased to a range of $3.90 to $4.10, reflecting an estimated $0.10 per share benefit from the new tax rate assumptions for the full year. Adjusted operating income margin as a percent of net sales is now anticipated to be generally flat with the prior year.
Planned savings and efficiency initiatives, including the Company’s ZBS program, will be mostly reinvested into marketing spend and the Company’s strategic growth initiatives.  The ZBS initiative is anticipated to drive $25 - $30 million in net savings in fiscal 2018.
The adjusted effective tax rate for the fiscal year is now estimated to be in the range of 22% to 24% (previously 24% to 26%).
The Company anticipates that fiscal 2018 free cash flow will be above 100% of GAAP net earnings.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. Eastern Time today. The call will focus on fiscal 2018 first quarter earnings and the outlook for fiscal 2018. All interested parties may access a live webcast of this conference call at www.edgewell.com, under "Investors," and "News and Events" tabs or by using the following link:

http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic® and Bulldog® sun and skin care products; Playtex® infant feeding; Diaper Genie®; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.

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Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"), this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as restructuring charges and the sale of the Playtex gloves business. Reconciliations of Non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2018 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This Non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's Non-GAAP measures.

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The Company analyzes its net revenue on an organic basis to better measure the comparability of results between periods. Organic net sales exclude the impact of changes in foreign currency and acquisitions. This information is provided because these fluctuations can distort the underlying change in net sales either positively or negatively.

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Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as restructuring charges and the sale of the Playtex gloves business.

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Adjusted operating income is defined as earnings before income taxes, interest expense associated with debt, other income, net, and excludes items such as restructuring charges and the sale of the Playtex gloves business.

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Adjusted net earnings and adjusted earnings per share are defined as net earnings and diluted earnings per share excluding items such as restructuring charges, the sale of the Playtex gloves business, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the U.S. Tax Cuts and Jobs Act.

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Adjusted effective tax rate is defined as the effective tax rate excluding items such as restructuring charges, the sale of the Playtex gloves business, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to U.S. Tax Cuts and Jobs Act from the income tax provision and earnings before income taxes.

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Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances.

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Free cash flow is defined as net cash from operating activities less net capital expenditures. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause the Company's actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	We face risks associated with global economic conditions.

•	Competition in our industries may hinder our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers.

•	Loss of any of our principal customers could significantly decrease our sales and profitability.

•	Our inability to execute a successful e-commerce strategy could have a significant impact on our business

•	Changes in production costs, including raw material prices, could erode our profit margins and negatively impact operating results.

•	Loss of reputation of our leading brands or failure of our marketing plans could have an adverse effect on our business.

•	We are subject to risks related to our international operations, including currency fluctuations, which could adversely affect our results of operations.

•	We face risks arising from our ongoing efforts to achieve cost savings.

•	If we cannot continue to develop new products in a timely manner, and at favorable margins, we may not be able to compete effectively.

•	We may not be able to continue to identify and complete strategic acquisitions and effectively integrate acquired companies to achieve desired financial benefits.

•	A failure of a key information technology system or a breach of our information security could adversely impact our ability to conduct business.

•	Our business is subject to increasing global regulation, including product related regulations and environmental regulations, that may expose us to significant liabilities.

•	Our access to capital markets and borrowing capacity could be limited.

•	Impairment of our goodwill and other intangible assets would result in a reduction in net income.

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Legislative changes in applicable tax laws, policies and regulations or unfavorable resolution of tax matters may result in additional tax liabilities, which could adversely impact our cash flows and results of operations.

•	Our manufacturing facilities, supply channels or other business operations may be subject to disruption from events beyond our control.

•	We have a substantial level of indebtedness and are subject to various covenants relating to such indebtedness, which could limit our discretion to operate and grow our business.

•	Our business is subject to seasonal volatility.

•	There can be no guarantee that we will repurchase stock.

•	We do not expect to pay dividends for the foreseeable future.

•	If we fail to adequately protect our intellectual property rights, competitors may manufacture and market similar products, which could adversely affect our market share and results of operations.

•	Our financial results could be adversely impacted by the United Kingdom's departure from the European Union.

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Our business involves the potential for product liability and other claims against us, which could affect our results of operations and financial condition and result in product recalls or withdrawals.

•	Our business could be negatively impacted as a result of stockholder activism or an unsolicited takeover proposal or a proxy contest.

•	We may not be able to attract, retain and develop key personnel.

•	We may experience losses or be subject to increased funding and expenses related to our pension plans.

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Certain provisions in our articles of incorporation and bylaws, and of Missouri law, could deter or delay a third-party's effort to acquire us, especially if the Board determines it is not in the best interest of our shareholders.

•	The trading price of our common shares may be volatile.

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Our historical financial information is not necessarily representative of the results that we would have achieved had the separation of our household products business (the "Separation") taken place before July 1, 2015, and may not be a reliable indicator of our future results.

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If the Separation, together with certain related transactions, does not qualify as a transaction that is generally tax free for U.S. federal income tax purposes, our shareholders could be subject to significant tax liabilities.

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Indemnifications under the Separation agreement with Energizer Holdings, Inc. or Energizer’s inability to satisfy indemnification obligations in the future could negatively impact our financial results.

In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but not exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K for the year ended September 30, 2017.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended December 31,
	2017	2016

Net sales	$468.3	$485.0
Cost of products sold	268.0	257.0
Gross profit	200.3	228.0

Selling, general and administrative expense	97.2	93.8
Advertising and sales promotion expense	49.0	50.6
Research and development expense	16.1	16.3
Gain on sale of Playtex gloves	(15.9)	—
Restructuring charges	—	6.9
Interest expense associated with debt	17.8	17.4
Other expense (income), net	3.0	(1.9)
Earnings before income taxes	33.1	44.9
Income tax provision	26.4	11.4
Net earnings	$6.7	$33.5

Earnings per share:
Basic net earnings per share	$0.12	$0.58
Diluted net earnings per diluted share	$0.12	$0.58

Weighted-average shares outstanding:
Basic	55.4	57.7
Diluted	55.6	58.1

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	December 31, 2017	September 30, 2017
Assets
Current assets
Cash and cash equivalents	$529.9	$502.9
Trade receivables, net	183.1	224.1
Inventories	349.3	333.5
Other current assets	118.3	125.7
Total current assets	1,180.6	1,186.2
Property, plant and equipment, net	441.9	453.4
Goodwill	1,447.8	1,445.9
Other intangible assets, net	1,068.6	1,071.7
Other assets	33.6	31.6
Total assets	$4,172.5	$4,188.8

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$—
Notes payable	21.1	19.4
Accounts payable	198.8	223.6
Other current liabilities	225.5	281.4
Total current liabilities	445.4	524.4
Long-term debt	1,678.7	1,525.4
Deferred income tax liabilities	143.9	181.8
Other liabilities	248.7	215.5
Total liabilities	2,516.7	2,447.1
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,620.7	1,623.4
Retained earnings	969.2	952.9
Treasury shares	(813.5)	(703.9)
Accumulated other comprehensive loss	(121.3)	(131.4)
Total shareholders' equity	1,655.8	1,741.7
Total liabilities and shareholders' equity	$4,172.5	$4,188.8

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Quarter Ended December 31,
	2017	2016
Cash Flow from Operating Activities
Net earnings	$6.7	$33.5
Non-cash restructuring costs	—	1.7
Depreciation and amortization	24.8	23.4
Share-based compensation expense	4.8	5.7
(Gain) Loss on sale of asset	(13.9)	1.8
Deferred income taxes	(28.9)	(0.7)
Other, net	(4.8)	(5.7)
Changes in operating assets and liabilities	(9.7)	(111.6)
Net cash from operating activities	(21.0)	(51.9)

Cash Flow from Investing Activities
Capital expenditures	(11.6)	(13.7)
Acquisitions, net of cash acquired	—	(34.0)
Playtex gloves sale	19.0	—
Proceeds from sale of assets	2.1	—
Net cash from (used by) investing activities	9.5	(47.7)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	253.0	146.0
Cash payments on debt with original maturities greater than 90 days	(100.0)	(287.0)
Net decrease in debt with original maturities of 90 days or less	(1.3)	(0.4)
Common shares purchased	(115.2)	(58.0)
Employee shares withheld for taxes	(2.0)	(7.1)
Net cash from (used by) financing activities	34.5	(206.5)

Effect of exchange rate changes on cash	4.0	(14.3)

Net decrease in cash and cash equivalents	27.0	(320.4)
Cash and cash equivalents, beginning of period	502.9	738.9
Cash and cash equivalents, end of period	$529.9	$418.5

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 - Segments
The Company conducts its business in the following four segments: Wet Shave, Sun and Skin Care, Feminine Care and All Other. Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with restructuring initiatives, the sale of the Playtex gloves business and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
Segment net sales and profitability are presented below:

	Quarter Ended December 31,
	2017	2016
Net Sales
Wet Shave	$294.1	$306.2
Sun and Skin Care	59.1	57.6
Feminine Care	82.6	89.1
All Other	32.5	32.1
Total net sales	$468.3	$485.0

Segment Profit
Wet Shave	$54.7	$72.0
Sun and Skin Care	(6.1)	0.8
Feminine Care	5.0	8.3
All Other	7.2	6.9
Total segment profit	60.8	88.0
General corporate and other expenses	(18.4)	(16.4)
Gain on sale of Playtex gloves	15.9	—
Restructuring and related costs (1)	—	(7.2)
Amortization of intangibles	(4.4)	(4.0)
Interest and other expense, net	(20.8)	(15.5)
Total earnings before income taxes	$33.1	$44.9

(1)
Includes Cost of products sold of $0.3 for the three months ended December 31, 2016 associated with obsolescence charges related to the exit of certain non-core product lines as a part of the restructuring.

Note 2 - GAAP to Non-GAAP Reconciliations
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted-average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent awards.
The following table provides a reconciliation of Net earnings and Net earnings per diluted share ("EPS") to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended December 31,
	Net Earnings		Diluted EPS
	2017	2016	2017	2016
Net Earnings and Diluted EPS - GAAP (Unaudited)	$6.7	$33.5	$0.12	$0.58
Gain on sale of Playtex gloves	(15.9)	—	(0.29)	—
Restructuring and related charges (1)	—	7.2	—	0.12
Income taxes (2)	20.5	(2.3)	0.37	(0.04)
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$11.3	$38.4	$0.20	$0.66

Weighted-average shares - Diluted			55.6	58.1

(1)	Includes Cost of products sold of $0.3 for the quarter ended December 31, 2016 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring.

(2)	Includes Income tax expense of $16.2 for the quarter ended December 31, 2017, associated with the provisional impact of the U.S. Tax Cut and Jobs Act.

The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended December 31, 2017
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$200.3	$97.2	$33.1	$6.7	$0.12
% of net sales	42.8%	20.8%
Gain on sale of Playtex gloves	—	—	(15.9)	(11.6)	(0.21)
Income tax reform (2)	—	—	—	16.2	0.29
Total Adjusted Non-GAAP	$200.3	$97.2	$17.2	$11.3	$0.20
% of net sales	42.8%	20.8%

Quarter Ended December 31, 2016
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$228.0	$93.8	$44.9	$33.5	$0.58
% of net sales	47.0%	19.3%
Restructuring and related charges (3)	0.3	—	7.2	4.9	0.08
Total Adjusted Non-GAAP	$228.3	$93.8	$52.1	$38.4	$0.66
% of net sales	47.1%	19.3%

(1)	EBIT is defined as Earnings before income taxes.

(2)	Includes Income tax expense of $16.2 for the quarter ended December 31, 2017, associated with the provisional impact of the U.S. Tax Cut and Jobs Act.

(3)	Includes Cost of products sold of $0.3 for the quarter ended December 31, 2016 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring.

The following table provides a reconciliation of Earnings before income taxes to adjusted operating income, which is a Non-GAAP measure, for the quarters ended December 31, 2017 and 2016:

	Quarter Ended December 31,
	2017	2016
Earnings before income taxes	$33.1	$44.9
Gain on sale of Playtex gloves	(15.9)	—
Restructuring and related charges (1)	—	7.2
Interest expense associated with debt	17.8	17.4
Other expense (income), net	3.0	(1.9)
Adjusted operating income	$38.0	$67.6
% of net sales	8.1%	13.9%

(1)	Includes Cost of products sold of $0.3 for the quarter ended December 31, 2016 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring.

The following table provides a reconciliation of the effective tax rate to the adjusted effective tax rate, which is a Non-GAAP measure:

	Quarter Ended December 31, 2017			Quarter Ended December 31, 2016
	Reported	Adjustments (1)	Adjusted (Non-GAAP)	Reported	Adjustments (1)	Adjusted (Non-GAAP)
Earnings before income taxes	$33.1	$(15.9)	$17.2	$44.9	$7.2	$52.1
Income tax provision	26.4	(20.5)	5.9	11.4	2.3	13.7
Net earnings	$6.7	$4.6	$11.3	$33.5	$4.9	$38.4

Effective tax rate	79.8%			25.4%
Adjusted effective tax rate			34.1%			26.3%

(1)
Includes adjustments for restructuring charges, the sale of the Playtex gloves business, the associated tax impact of these charges and the impact of the U.S. Tax Cut and Jobs Act. See reconciliation of Net earnings to Adjusted net earnings.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via four segments - Wet Shave, Sun and Skin Care, Feminine Care and All Other. The following tables present changes in net sales and segment profit for the first quarter of fiscal 2018, as compared to the corresponding period in fiscal 2017, and provide a reconciliation of organic net sales and organic segment profit to reported amounts.

Net Sales
Quarter Ended December 31, 2017

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q1 '17	$306.2		$57.6		$89.1		$32.1		$485.0
Organic	(19.7)	(6.4)%	1.5	2.6%	(6.8)	(7.6)%	—	—%	(25.0)	(5.2)%
Impact of disposition	—	—%	(3.2)	(5.6)%	—	—%	—	—%	(3.2)	(0.7)%
Impact of acquisition	—	—%	2.3	4.0%	—	—%	—	—%	2.3	0.5%
Impact of currency	7.6	2.4%	0.9	1.6%	0.3	0.3%	0.4	1.2%	9.2	2.0%
Net Sales - Q1 '18	$294.1	(4.0)%	$59.1	2.6%	$82.6	(7.3)%	$32.5	1.2%	$468.3	(3.4)%

Segment Profit
Quarter Ended December 31, 2017

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q1 '17	$72.0		$0.8		$8.3		$6.9		$88.0
Organic	(19.0)	(26.4)%	(4.6)	(575.0)%	(3.5)	(42.2)%	0.1	1.4%	(27.0)	(30.7)%
Impact of disposition	—	—%	(1.0)	(125.0)%	—	—%	—	—%	(1.0)	(1.1)%
Impact of acquisition	—	—%	(1.3)	(162.5)%	—	—%	—	—%	(1.3)	(1.5)%
Impact of currency	1.7	2.4%	—	—%	0.2	2.4%	0.2	2.9%	2.1	2.4%
Segment Profit - Q1 '18	$54.7	(24.0)%	$(6.1)	(862.5)%	$5.0	(39.8)%	$7.2	4.3%	$60.8	(30.9)%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended December 31,
	2017	2016
Net earnings	$6.7	$33.5
Income tax provision	26.4	11.4
Interest expense, net	17.7	17.2
Depreciation and amortization	24.8	24.5
EBITDA	75.6	86.6

Gain on sale of Playtex gloves	(15.9)	—
Restructuring and related costs (1)	—	6.1
Adjusted EBITDA	$59.7	$92.7

(1)	Excludes $1.1 of accelerated depreciation for the quarter ended December 31, 2016, which is included within Depreciation and amortization.

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS, which is a Non-GAAP measure, included within the Company's outlook for projected fiscal 2018 results:

Adjusted EPS Outlook
Fiscal 2018 GAAP EPS		$3.80 - $4.00

Gain on sale of Playtex gloves business	approx.	$0.29
Income tax, unusual items	approx.	$(0.09)
Impact of tax reform - net transition tax	approx.	$(0.30)

Fiscal 2018 Adjusted EPS Outlook (Non-GAAP)		$3.90 - $4.10

Note 6 - Adjusted Working Capital
Adjusted working capital metrics for the first quarter of fiscal 2018 and the fourth quarter of fiscal 2017 are presented below.

	Q1 2018	Days (1)	Q4 2017	Days (1)
Receivables, as reported	$257.8		$269.1
Less: Trade allowance in accrued liabilities (2)	(25.2)		(26.0)
Receivables, adjusted	232.6	37	243.1	39

Inventories, as reported	348.1	108	346.1	108

Accounts payable, as reported	222.8	69	218.4	68

Average adjusted working capital (3)	$357.9		$370.8
% of net sales (4)	15.7%		16.1%

(1)
Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period.

(2)	Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.

(3)
Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of December 31, 2017 and September 30, 2017, respectively.

(4)	Average adjusted working capital divided by trailing four-quarter net sales.

Note 7 - Sale of Playtex Gloves Business
The sale of the Playtex gloves business was completed in October 2017. The historical results of the Playtex gloves business are included in the consolidated statements of earnings through September 30, 2017. Reflected below are the net sales and segment profit for the Playtex gloves business. The Playtex gloves business is included in the Sun and Skin Care Segment through the date of sale.

		Q1	Q2	Q3	Q4	FY
Gloves - Net Sales	Fiscal 2017	$4.1	$3.8	3.5	3.3	$14.7
Gloves - Segment Profit	Fiscal 2017	$1.2	$1.3	1.1	0.7	$4.3